Exhibit 99.1

Worthington Industries Increases Dividend and Announces 10,000,000 Share Repurchase Authorization

COLUMBUS, Ohio--(BUSINESS WIRE)--June 29, 2011--At a meeting held June 29, 2011, the board of directors of Worthington Industries, Inc. (NYSE:WOR) declared a quarterly dividend of $0.12 per share. The dividend is payable on September 29, 2011, to shareholders of record September 15, 2011. The $0.12 per share quarterly dividend represents a 20% increase from the previous $0.10 per share dividend. This marks the 175th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

The board of directors of Worthington Industries also authorized the repurchase of up to an additional ten million of its outstanding common shares. A prior authorization to repurchase ten million shares dated September 26, 2007, has 494,802 shares remaining on it, making the total authorized to be 10,494,802 shares, or approximately 15% of the outstanding common shares. The purchases may occur from time to time, on the open market or in privately negotiated transactions, with consideration given to the market price of the common shares, the nature of other investment opportunities, cash flow from operations and general economic conditions.

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, compressed natural gas storage cylinders and scuba tanks; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, laser welded blanks, light gauge steel framing for commercial and residential construction and current and past model automotive service stampings. Worthington employs approximately 8,000 people and operates 74 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com